Exhibit 10.1

June 28, 2023

VIA ELECTRONIC MAIL

David Apelian, MD, PhD, MBA

Re: Amended and Restated Employment Terms

Dear Dr. Apelian,

You and Eiger BioPharmaceuticals, Inc. (“Eiger” or the “Company”) wish to enter into this Amended and Restated Employment Terms (“Agreement”), embodying the terms of your new role with the Company, and to replace in its entirety and supersede the terms of the previously executed Interim CEO Employment Terms Letter Agreement between the parties dated January 9, 2023 (the “Prior Agreement”). You desire to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement. The terms of this Agreement will take effect on June 28, 2023 (“Effective Date”).

Duties

You will be employed as the Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (“Board”). During the Term of Employment (defined below), unless agreed to otherwise by the Company and you, you will be permitted to work primarily from your home located in New Jersey, provided that you may be required to travel in connection with your duties to the Company, including without limitation to the Company’s facility located in Palo Alto, California, and international locations.

During the Term of Employment, you shall have the duties, authorities, and responsibilities as are required by your position, and such other duties, authorities, and responsibilities as may reasonably be assigned to you that are not inconsistent with your position as Chief Executive Officer of the Company. You must devote, full time, your effort, attention, and energies to the performance of your duties on behalf of the Company during the Term of Employment (as defined below). During the Term of Employment, you may not directly or indirectly (i) engage, undertake, or, except as described at the end of this sentence, have an economic or ownership interest in any other employment or business, or (ii) become a director, officer, employee, agent, consultant, member, or partner of any other person or entity, provided that you may (w) participate in charitable, social, and civic activities, (x) manage personal investments for yourself and your immediate family members (subject to any then-in-effect applicable policies, rules, regulations, and codes of the Company), (y) hold (for investment purposes only and subject to any then-in-effect applicable policies, rules, regulations, and codes of the Company) marketable securities quoted at the time of acquisition on a recognized stock exchange in the United States or elsewhere being collectively not more than 2% of the issued share capital or units of a listed company or trust, and (z) retain the ownership interest (current stock options or stock of the company when exercised) you hold in BlueSphere Bio as of the date of this Agreement (subject to any capitalization modification that may occur).

Compensation and Benefits

Your salary will be $650,000 per year ($54,166.67 monthly), less applicable payroll deductions and withholdings, during the Term of Employment. You will be paid semi-monthly, or in accordance with the Company’s compensation practices for other employees in place at the time. Your base salary shall serve as full compensation for your services to the Company during the Term of Employment. Without limiting the foregoing, you will remain a director on the Board during the Term of Employment, but, in accordance with the Company’s policies, will not be entitled to any director fees or additional compensation for your role as a director.

In addition, you will be eligible for an annual bonus, targeted at 60% of your base salary, subject to applicable payroll deductions and withholdings (“Bonus”). Whether you receive this Bonus, and the amount of any such Bonus, will be determined by the Company in its sole discretion based upon your performance, the Company’s performance, and such other criteria that the Board (or committee thereof) deems relevant in its sole discretion and will be prorated for any partial year during which you are employed (determined by multiplying the amount of such Bonus that would be due for the full year by a fraction, the numerator of which is the number of days during the year of termination that you are employed by the Company and the denominator of which is 365). Except as provided below, any Bonus shall be paid within thirty (30) days after the Company’s determination that a Bonus shall be awarded or, if later, at the same time bonuses for such year are paid to other senior executives of the Company. The Bonus associated with your Prior Agreement will be determined by the Board in accordance with the terms of the Prior Agreement, pro rated based on the number of days during calendar year 2023 that you are employed by the Company under the Prior Agreement, and paid within thirty (30) days of the Effective Date (the “Interim CEO Bonus”). The remainder of your Bonus for 2023 will be determined separately by the Board and pro rated based on the number of days during calendar year 2023 that you are employed by the Company under this Agreement and paid at the same time bonuses for 2023 are paid to other senior executives of the Company. Notwithstanding the foregoing, in no event will the Bonus be paid later than March 15 of the year following the year to which the Bonus relates. To be eligible for a Bonus (other than with respect to the Interim CEO Bonus), you must remain employed by the Company as of the date on which the applicable Bonus is paid or, with respect to the remaining Bonus associated with the Company’s 2023 year only, have been terminated by the Company without Cause, or have resigned your employment for Good Reason. If you are terminated or resign in 2023 under any of the circumstances described in the immediately preceding sentence, your Bonus for 2023 will be calculated based on your pro-rata target bonus and paid within thirty (30) days of the date of termination of your employment. You will not be eligible for a Bonus if there exists a basis (as determined by the Board in its reasonable judgment) to terminate your employment for Cause as of the date the Bonus is awarded or paid.

As an exempt salaried employee, you will be expected to be available and working during the Company’s regular business hours, and, without additional compensation, for such extended hours or additional time as appropriate to manage your responsibilities.

During your employment, you will be entitled to participate in such benefit plans or programs of the Company, if any, as may be made available from time to time by the Company to its employees generally, subject to the terms of any applicable benefit plan or program documents. Standard Company benefits currently include: medical insurance, paid time off (PTO), 401(k), Employee Stock Purchase Plan (ESPP), and holidays. Details about these benefits are provided in the Employee Handbook, Summary Plan Descriptions, and other benefit plan or program documents, which are available for your review. Eiger may change your compensation and benefits from time to time in its sole discretion.

The Board has previously granted you options to purchase shares of the Company’s Common Stock and restricted stock units. These equity awards will continue to be governed by the terms of the applicable equity plans and award agreements. The Company will grant you nonstatutory stock options to purchase up to 750,000 shares of the Company’s common stock pursuant to and in accordance with the Company’s Amended and Restated 2013 Equity Incentive Plan and the applicable award agreement containing the terms and conditions of the grant (the “Additional Grant”). The exercise price per share of the Additional Grant will be the fair market value as determined by the Board as of the date of grant. Provided that you remain employed by the Company in good standing as of each vesting date, the shares subject to the Additional Grant will vest in 48 equal monthly installments measured from the date of grant, and will be subject to the acceleration provisions described below in the section titled “Payments upon Termination.”

At-Will Employment

Your employment with the Company will be “at-will.” You may terminate your employment with Eiger at any time and for any reason whatsoever simply by notifying Eiger. Likewise, Eiger may rescind this offer at any time before your start date for any reason, or terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of Eiger, duly authorized by the Board. The period of time between the Effective Date and the termination of your employment hereunder shall be referred to in this Agreement as the “Term of Employment.”

Payments upon Termination

Upon termination of your employment for any reason, you shall be paid all accrued but unpaid base salary through the date your employment terminates, reimbursement for ordinary and necessary business expenses incurred by you but not yet paid to you as of the date your employment terminates, and all accrued but unused vacation as of the date your employment terminates. Except as otherwise provided in this Agreement with respect to continued vesting subject to your Continuous Service, any unvested Company equity awards that you hold, including, but not limited to, any unvested options, shall terminate as of your termination date.

Termination without Cause or with Good Reason

In the event that the Company terminates your employment without Cause (other than as a result of your death or disability) or you resign for Good Reason, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), then subject to the Severance Conditions below, you shall be entitled to receive the following severance benefits:

(i)

an amount equal to twelve (12) months of your then current base salary and pro-rata target bonus (except in the case of the Bonus for 2023 and the Interim CEO Bonus, which will be paid as set forth above), less all applicable withholdings and deductions, paid over such twelve- (12-) month period, on the schedule described below (the “Salary Continuation”);

(ii)

acceleration of the vesting of the portion of any then-unvested equity awards that you hold, including any unvested options and restricted stock units (collectively, “Outstanding Equity”) that would have vested during the twelve- (12-) month period following your termination date if you had remained employed with the Company during such period; and

(iii)

if you timely elect continued coverage under COBRA for yourself and your covered dependents, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the twelve- (12-) month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period, the “COBRA Premium Period”). If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether you or your dependents elect or are eligible for COBRA coverage, the Company instead shall pay to you, on the first day of each calendar month following the termination date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for your eligible dependents), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

Termination in Connection with a Change in Control

If there is a Change in Control (as defined below) and during a period commencing 90 days prior to or one (1) year after the effective date of that Change in Control, the Company terminates your employment without Cause (other than as a result of your death or disability) or you resign for Good Reason, and provided such termination constitutes a Separation from Service, then subject to the Severance Conditions below, you shall be entitled to receive the following benefits, which will be in lieu of (and not in addition to) the severance benefits described in the previous section titled “Termination without Cause or with Good Reason”:

(i)

acceleration of the vesting of the Outstanding Equity as of the date of termination as to 100% of the Outstanding Equity; any Outstanding Equity that is subject to performance-based vesting conditions will be deemed to have been achieved at target;

(ii)

an amount equal to eighteen (18) months of your then current base salary and pro-rata target bonus (except in the case of the Bonus for 2023 and the Interim CEO Bonus, which will be paid as set forth above), less all applicable withholdings and deductions, paid in lump sum on the date your employment terminates;

(iii)

if you timely elect continued coverage under COBRA for yourself and your covered dependents, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the eighteen- (18-) month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease (such period, the “COBRA Premium Period”). If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether you or your dependents elect or are eligible for COBRA coverage, the Company instead shall pay to you, on the first day of each calendar month following the termination date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for your eligible dependents), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

A “Change in Control” shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of the Company immediately prior to such consolidation, merger or reorganization, represents less than 50% of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; or the sale of 50% of the gross value or more of the assets of Company to an unrelated party; provided that a Change in Control shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof approved by two-thirds of the outstanding shares of preferred stock of the Company.

Severance Conditions

Your receipt of any of the severance benefits set forth above is conditional upon your continuing to comply with your legal and contractual obligations to the Company and your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company (the “Release”) within the applicable deadline set forth therein, but in no event later than 60 days following your termination date, and permit the Release to become effective and irrevocable in accordance with its terms (collectively, the “Severance Condition”). In addition, if you materially breach any continuing obligations to the Company or its affiliates (including but not limited to any material breach of this Amendment, the Agreement, the Confidential Information Agreements, or the RCA) during the period of time that you are receiving any severance benefits, you will forfeit your entitlement to any then unpaid severance benefits, and the Company’s obligation to continue to pay or provide such severance benefits will immediately terminate as of the date of your material breach.

The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your termination date; provided, however, that no payments will be made prior to the date on which the Release becomes effective and irrevocable in accordance with its terms (the “Release Effective Date”). On the Release Effective Date, the Company will pay you in a lump sum the Salary Continuation that you would have received on or prior to such date under the original schedule but for the delay while waiting for the effectiveness of the release, with the balance of the Salary Continuation being paid as originally scheduled. Notwithstanding the above, to the extent required to comply with Code Section 409A and the applicable regulations and guidance issued thereunder, if the applicable deadline for you to execute (and not revoke) the applicable Release spans two calendar years, your severance benefits shall commence to be paid in installments on the first regularly scheduled payroll date that occurs in the second calendar year.

Definitions

For purposes of this Agreement, “Cause” shall mean that in the reasonable determination of the Board, you (i) commit, are indicted for, plead guilty to, or plead nolo contendere to any crime involving moral turpitude or any felony, (ii) participate in any fraud against the Company or any of its affiliates, (iii) willfully breach your duties to the Company or any of its affiliates, (iv) wrongfully disclose any trade secrets or other confidential information of the Company or any of its affiliates, or (v) breach any provision of this Agreement, any other agreement entered into with the Company or any of its affiliates, or any policy, rule, regulation, or code of the Company or any of its affiliates.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without your prior written consent: (i) during the Initial Term, relocation of your principal place of employment of over 35 miles from your then-current principal place of employment immediately prior to such relocation; (ii) a reduction in your base salary or Bonus target percentage of base salary, unless the salaries or bonus target percentages of all other senior executive officers of the Company are correspondingly and proportionately reduced; or (iii) a Change in Control (as defined in the Plan) occurs and the Company or its successor, as applicable, expressly repudiates and fails to perform this Agreement. You cannot terminate your employment for Good Reason unless (i) you have provided written notice to the Company of the existence of the circumstances that you allege provide grounds for termination for Good Reason within thirty (30) days after the existence of such event, (ii) the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances but fails to materially cure such circumstances, and (iii) you resign and actually terminate your employment within thirty (30) days after the end of such cure period. Failure to comply with the immediately preceding sentence shall result in any claim of Good Reason to be irrevocably waived by you.

Protection of Confidential Information

You acknowledge and agree that the Company and its affiliates, in the course of performing their business activities, acquire and develop Confidential Information (as defined below) that provides the Company and its affiliates with a business advantage and that you have developed and been provided with, and will develop and be provided with, such Confidential Information during employment or other relationship with the Company or its affiliates. You agree that you will not, directly or indirectly, at any time, use (whether on your own behalf or on behalf of any other person or entity) or disclose (to any person or entity) any Confidential Information, except as may be required to perform your duties in good faith to the Company during your employment or other engagement with the Company or as may be required by law. “Confidential Information” means all confidential, proprietary, or non-public information (whether in written, electronic, or other form) of the Company or any of its affiliates (including without limitation any predecessors thereof), or third parties with whom the Company or its affiliates do business, including without limitation trade secrets; business information; information regarding the assets and affairs of the Company or its affiliates; financial information; operating methods or strategies; marketing plans or strategies; competitive know-how; processes; designs; formulas; developmental or experimental work; forecasts; client lists or other client-related information of any kind; and any other information of a similar nature not already in the public domain. Confidential Information also includes any information in relation to which the Company or any of its affiliates owes a duty of confidentiality. Confidential Information shall not include any information that is in or enters the public domain, or is or becomes generally known in the industry in which the Company operates, other than by disclosure by you or any other person or entity in violation of any confidentiality or other obligation. You will take all reasonable and necessary precautions to prevent disclosure of Confidential Information to unauthorized persons or entities and will use your best efforts to ensure that a third party does not disclose any Confidential Information. In the event you are required by law to disclose Confidential Information, you will (unless prohibited by law) (i) immediately (and prior to such disclosure) notify the Company and cooperate with the Company in any efforts by the Company to oppose such disclosure, and (ii) disclose only that portion of the Confidential Information that you are advised by written opinion of counsel is legally required to be disclosed and exercise best efforts to ensure that such Confidential Information will be afforded confidential treatment.

In addition, in your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have no duties or obligations to any person or entity, by agreement or otherwise, that will prevent or impair your ability to enter into, and fully perform your duties and responsibilities under, this Agreement.

Protection of Intellectual Property

You represent and warrant that there are no Inventions that you have, alone or jointly with others, made prior to the commencement of your employment or other relationship with the Company or its affiliates that you consider to be your property or the property of third parties and that you wish to have excluded from the scope of this Agreement (collectively, “Prior Inventions”). Notwithstanding the foregoing, if, in the course of your employment or other relationship with the Company or its affiliates, you incorporate a Prior Invention into a product, process, or machine of the Company or its affiliates, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, fully transferable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, sell, and otherwise use such Prior Invention, in any manner, for any purpose, and in any medium. Notwithstanding the foregoing, you agree that you will not incorporate, or permit to be incorporated, Prior Inventions in any Company IP (defined below) without the Company’s prior written consent.

Subject to your agreement below to assign all of your right, title, and interest in and to any particular Company IP to a third party (including without limitation the United States) as directed by the Company, and except for the Prior Inventions and those Inventions that qualify fully under the provisions of California Labor Code 2870 (as set forth in Exhibit 1), you agree that all Inventions and Proprietary Rights that (i) are created or otherwise arise during the term of your employment or other engagement with the Company, (ii) are created as a result of, or otherwise arise in connection with, use of the Company’s or its affiliates’ facilities, equipment, trade secrets, or other resources, or (iii) otherwise relate to your employment or the work that you perform for the Company or its affiliates, whether before, on, or after the Effective Date (all such Inventions and Proprietary Rights, collectively, the “Company IP”), shall be the sole and exclusive property of the Company. All Company IP that is created by you and that is copyrightable subject matter shall be considered a “work made for hire” to the extent permitted under applicable copyright law and will be considered the sole property of the Company. With respect to that Company IP that is not considered a “work made for hire,” you hereby assign to the Company and agree to assign to the Company in the future (when any such Company IP is first reduced to practice or first fixed in a tangible medium, as applicable), without any requirement of further consideration, all your right, title, and interest in and to any and all such Company IP and all moral rights in connection therewith. To the extent such moral rights cannot be assigned under applicable law, you hereby waive such moral rights and consent to any action of the Company that would violate such moral rights in the absence of such consent. You will, at the Company’s request, promptly execute a written assignment to the Company of any such Company IP and take any and all other actions that the Company deems necessary or desirable to permit the Company to further evidence or perfect the assignments. If any Company IP incorporates any technology or right that is owned or licensed by you and that is not assigned to the Company under this Agreement (the “Excluded IP”), you hereby grant to the Company a nonexclusive, royalty-free, irrevocable, perpetual, fully transferable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, sell, and otherwise use such Excluded IP, in any manner, for any purpose and in any medium. You also will preserve all Company IP as part of the Confidential Information of the Company.

You will promptly and fully disclose in writing to the Company all Inventions and Proprietary Rights during your employment or other engagement with the Company or any of its affiliates and for one (1) year after such employment or other engagement concludes, including any that may be considered Excluded IP. You agree to assist in every proper way and to execute those documents and take such acts as are reasonably requested by the Company to obtain, sustain, and from time to time enforce patents, copyrights, and other rights and protections relating to Company IP in the United States or any other country.

You also agree to assign all of your right, title, and interest in and to any particular Company IP to a third party, including without limitation the United States, as directed by the Company.

You represent and warrant that (i) the Company IP assigned or licensed by you hereunder will be entirely created by and wholly original with and to you, or shall be in the public domain, (ii) the Company IP assigned or licensed by you hereunder does not and will not infringe upon, misappropriate, or otherwise violate any third party’s intellectual property or other rights, (iii) the use of the Company IP assigned or licensed by you hereunder, by the Company, its affiliates, or their respective employees, representatives, distributors, or agents will not infringe, misappropriate, or otherwise violate any intellectual property or other right of any third party, and (iv) you shall obtain any authorizations necessary to allow the Company to, and the Company shall possess all rights necessary to, fully exploit the Company IP.

For purposes of this Agreement, “Proprietary Rights” shall mean all trade secret, patent, copyright, trademark, mask work, and other intellectual property rights throughout the world. For purposes of this Agreement, “Inventions” shall mean all trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques.

Continuing Obligations

You acknowledge and affirm your continuing obligations under the terms of the Employee Proprietary Information and Inventions Agreement with the Company dated December 13, 2017 (the “PIIA”) and any Company policies or other agreements with the Company or its affiliates with respect to confidentiality of information and work product ownership (“Other Agreements”), all of which shall remain in full force and effect for the respective terms provided in the PIIA and such Other Agreements (the “Continuing Obligations”). You acknowledge that you remain subject to, and agrees to comply with, at all times, such Continuing Obligations and all such Continuing Obligations are incorporated herein mutatis mutandis as if set forth herein at length. The provisions in the Specified Sections (as defined below) are in addition to, and do not conflict with or replace, any obligations or restrictions provided in the PIIA or any of the Other Agreements, and all obligations or restrictions in the Specified Sections, the PIIA, and each of the Other Agreements are independently and simultaneously enforceable by the Company and its affiliates.

Non-Solicitation and Competition Agreement

As a condition of your employment, and as consideration for the compensation, benefits, and terms of this Amendment, you agree to sign and comply with the Non-Solicitation and Non-Competition Agreement (the “RCA”) that is being provided to you. Without limiting the generality of the foregoing, the rights and remedies of the Company and your obligations and liabilities under the Specified Sections, the PIIA, the Other Agreements, and the RCA are in addition to the parties respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations.

Return of Property

Upon the termination of the Term of Employment, or upon the earlier request of the Company, you will return to the Company all property of the Company or any of its affiliates in your possession, custody, or control, including without limitation documents, data, and equipment (and any copies thereof) of any nature and in whatever medium and will not keep any such property, whether or not it contains or pertains to any Company IP or Confidential Information.

Non-Disparagement

During and after the Term of Employment, neither you nor any person acting on your behalf shall disparage or cause to be disparaged, whether directly or indirectly, the Company or its affiliates, or any of their products, services, officers, directors, partners, members, owners, or employees, in any forum or through any medium of communication.

Permitted Disclosures

Nothing in this Agreement or otherwise shall prohibit you from (i) reporting possible violations of federal law or regulation to any government agency or entity or self-regulatory organization or making disclosures that are protected under the whistleblower provisions of federal law or regulation, (ii) supplying truthful information to any government authority or in response to any lawful subpoena or other legal process, (iii) disclosing the details relating to a claim of discrimination, retaliation, or harassment, or (iv) disclosing or discussing conduct with respect to a sexual assault dispute or sexual harassment dispute (to the extent prohibited by the Speak Out Act). In addition, notwithstanding anything in this Agreement or otherwise, in accordance with the Defend Trade Secrets Act of 2016, (i) you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose a trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

Remedies

You acknowledge and agree that in the event that you breach any of the provisions in the sections of this Agreement labeled Protection of Confidential Information, Protection of Intellectual Property, Return of Property, or Non-Disparagement (collectively, “Specified Sections”), the Company and its affiliates shall suffer immediate, irreparable injury and will, therefore, be entitled to injunctive relief, in addition to any other damages to which it or they may be entitled, as well as the costs and reasonable legal fees it or they incur in enforcing its or their rights. You further acknowledge and agree that any claim you may have against the Company or any of its affiliates, whether under this Agreement or otherwise, will not be a defense to enforcement of the restrictions set forth in the Specified Sections, and the circumstances of the termination of your employment or other relationship with the Company will have no impact on your obligations under the

Specified Sections. If any covenants set forth in this Agreement are deemed invalid or unenforceable for any reason, it is the intention of you and the Company that such covenants be equitably reformed or modified only to the extent necessary to render them valid and enforceable in all respects. You further agree that each of the Company’s affiliates is a beneficiary of the restrictions set forth in the Specified Sections and may enforce the Specified Sections. You further agree that the restrictions set forth in the Specified Sections are in addition to, and not in lieu of, any non-competition, non-solicitation, protection of confidential information or intellectual property, return of property, non-disparagement, or other restrictive covenants by which you may be bound in favor of the Company or any of its affiliates.

Cooperation

You agree that during and following the Term of Employment, you will cooperate fully with the Company and its affiliates as to any and all claims, controversies, disputes, or complaints of which you have any knowledge or that may relate to you or your employment or other relationship with the Company or its affiliates. Company will reimburse you for any reasonable out-of-pocket expenses incurred, following the Term of Employment and with the advance written approval of the Company, pursuant to your duties under this paragraph. Such cooperation includes but is not limited to providing the Company and its affiliates with all information known to you related to such claims, controversies, disputes, or complaints. Company will consider your reasonable professional and personal commitments made known to it by you and endeavor to schedule such cooperation required under this paragraph (to the extent it is able to control such scheduling) at times that will not unreasonably interfere with such commitments.

Section 409A

It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including without limitation for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your “separation from service” within the meaning of Code Section 409A to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon such separation from service set forth herein or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (within the meaning of Code Section 409A) with the Company, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. In no event whatsoever shall the Company be liable for any additional tax, interest, or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

Section 280G of the Code

If any payment or benefit (including payments and benefits pursuant to this Agreement) that you would receive in connection with a Change in Control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to you, which of the following two alternative forms of payment would result in your receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that you receive the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) you shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to you as determined in this paragraph. If more than one method of reduction will result in the same economic benefit, the portions of the Transaction Payment shall be reduced pro rata. Unless you and the Company otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph as well as any costs incurred by you with the Accountants for tax planning under Sections 280G and 4999 of the Code.

Notice

Any notice, request, or other communication required or permitted to be delivered under this Agreement must be in writing and will be considered received as of the date delivered if delivered in person or by e-mail (or similar electronic transmission), on the next business day if sent by a nationally recognized overnight courier service, and on the second business day if mailed by registered mail, return receipt requested, postage prepaid. If to you, the notice, request, or other communication must be addressed and sent to you at your residential or e-mail address as then on file with the Company. If to the Company, the notice, request, or other communication must be addressed to the General Counsel, Eiger BioPharmaceuticals, Inc., 2155 Park Boulevard, Palo Alto, California 94306 and legal@eigerbio.com. You or the Company may change your or its, as applicable, address(es) provided in this paragraph by notice provided in accordance with this paragraph.

Governing Law

This Agreement shall be governed by, subject to, and construed under the laws of the State of Delaware irrespective of any otherwise applicable principles of conflicts of law.

Arbitration

You and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, interpretation, or otherwise of this Agreement, your employment or other relationship with the Company or any of its affiliates (including without limitation any disputes or claims arising out of state or federal discrimination laws (excluding any sexual assault dispute or sexual harassment dispute to the extent prohibited by the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act of 2021), and any disputes or claims against any officers, directors, managers, partners, members, owners, employees, or other representatives of the Company or any of its affiliates), or the termination of your employment or other relationship with the Company or any of its affiliates, whether arising before, on, or after the Effective Date, shall be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration conducted by JAMS or its successor, under JAMS’ then-applicable rules and procedures for employment disputes before a single neutral arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). In addition, all claims, disputes, or causes of action covered under this paragraph, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, collective, or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative, collective, or class proceeding. To the extent that the preceding sentences regarding class, collective, or representative claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought as a class, collective, or representative proceeding shall proceed in a court of law (as described in the following paragraph) rather than by arbitration. This paragraph shall not apply to any action or claim that is determined cannot be subject to mandatory arbitration as a matter of law. In the event you or the Company intends to bring multiple claims, including one or more claims that are determined cannot be subject to mandatory arbitration as a matter of law, the claim or claims that are determined cannot be subject to mandatory arbitration as a matter of law may be publicly filed with a court (as described in the following paragraph), while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law, and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to obtain in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. The parties shall be responsible for paying their own attorneys’ fees and all other costs they incur related to any arbitration proceeding, except to the extent that applicable law provides for the shifting or the recovery of such fees and costs. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The arbitration will be conducted in accordance with the Federal Arbitration Act, and any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Any action or claim that is determined cannot be subject to arbitration as a matter of law, and any claim for injunctive relief to prevent irreparable harm pending the conclusion of any arbitration, must be brought exclusively in the state or federal courts covering the State of Delaware, and each of you and the Company consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such proceeding and waives any objection to venue laid therein.

For the avoidance of doubt, any other agreement between you and the Company or any of its affiliates, whether or not referenced in this Agreement, will be subject to the governing law, dispute resolution, and related provisions of such agreement. Without limiting the foregoing, the Employee Confidential Information and Inventions Assignment Agreement that you sign as a condition of your employment (as described below) will be subject to the governing law, dispute resolution, and related provisions of such agreement, except that, notwithstanding anything therein to the contrary, if you and the Company or any of its affiliates are or become involved in or file any proceeding arising under any non-competition, non-solicitation, protection of confidential information or intellectual property, return of property, non-disparagement, or other restrictive covenant obligations in any federal or state court located in Delaware, any similar claims or claims arising under similar provisions of any agreement (including without limitation any claims under the Employee Confidential Information and Inventions Assignment Agreement) may be brought in (and each party agrees, upon the request of the other party, to bring or further pursue such claims only in) such state or federal court located in Delaware. You and the Company agree that a federal or state court located in Delaware is an appropriate forum for any such claims. You and the Company hereby consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such proceeding and waive any objection to venue laid therein.

WAIVER OF JURY TRIAL

YOU AND THE COMPANY HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY (AND WITH RESPECT TO ANY DISPUTE OR CLAIM SUBJECT TO ARBITRATION UNDER THIS AGREEMENT, ALSO WAIVE THE RIGHT TO A TRIAL IN COURT) WITH RESPECT TO ANY DISPUTES, CLAIMS, OR CAUSES OF ACTION (WHETHER STATUTORY, COMMON LAW, OR OTHERWISE) ARISING FROM OR RELATING TO THE ENFORCEMENT, BREACH, PERFORMANCE, INTERPRETATION, OR OTHERWISE OF THIS AGREEMENT, YOUR EMPLOYMENT OR OTHER RELATIONSHIP WITH THE COMPANY OR ANY OF ITS AFFILIATES, OR THE TERMINATION OF YOUR EMPLOYMENT OR OTHER RELATIONSHIP WITH THE COMPANY OR ANY OF ITS AFFILIATES.

Miscellaneous

This offer is contingent upon satisfactory proof of your right to work in the United States. You will also be expected to abide by the policies, rules, regulations, and codes of the Company and its affiliates as they may be in effect from time to time, including without limitation the Company’s Employee Handbook, as a condition of your employment. You acknowledge that you are aware of Section 304 (Forfeiture of Certain Bonuses and Profits) of the Sarbanes-Oxley Act of 2002 and the right of the Company to be reimbursed for certain payments to you in compliance therewith. You acknowledge and agree that you will be subject to any other clawback policy that may be adopted by the Board before or during the Term of Employment. As a condition of your employment, you are also required to sign the Company’s Employee Confidential Information and Inventions Assignment Agreement.

This Agreement supersedes and replaces the Prior Agreement and any other prior agreements, representations or understandings between you and the Company, and, together with the Confidential Information Agreements, and any agreements governing your equity awards, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written, including but not limited to the Consulting Agreement between the Company and Medallion Biopharma Consulting, LLC dated October 24, 2022 except as to those provisions which survive termination. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this Agreement, require a written modification signed by an authorized officer of the Company.

This Agreement (i) may be modified or waived only by a writing signed by both you and an authorized officer of the Company, (ii) shall be binding upon and inure to the benefit of you and the Company and your and its respective heirs, executors, administrators, personal representatives, successors, and permitted assigns, (iii) is not assignable or transferable by you, but is assignable and transferable (in whole or in part) by the Company to an affiliate or successor of the Company, and (iv) may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. The terms of this Agreement are severable, and the invalidity of any provision of this Agreement shall not affect the validity of any other provision. All invalid provisions shall be deemed severed. This Agreement should not be construed for or against any party. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Please sign and date this Agreement below if you wish to accept these terms to govern your continued employment at Eiger. We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Tom Dietz
Tom Dietz, Ph.D. Chair, Board of Directors

Accepted and agreed:

/s/ David Apelian	6/28/2023
David Apelian	Date

Exhibit 1

California Labor Code § 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.